Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Customers Bancorp, Inc.
Wyomissing, Pennsylvania

We hereby consent to the use in the joint proxy statement-prospectus constituting a part of this Amendment No. 3 to the Registration Statement on Form S-1 (Registration Statement No. 333-166225) of our report dated April 19, 2010, relating to the financial statements of New Century Bank, our report dated January 12, 2011, relating to the Statement of Assets Acquired and Liabilities Assumed for USA Bank, and our report dated January 12, 2011, relating to the Statement of Assets Acquired and Liabilities Assumed for ISN Bank, which are contained in this joint proxy statement-prospectus.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement-prospectus.

/s/ ParenteBeard LLC
Reading, Pennsylvania
January 12, 2011